Exhibit 99.1
NEWS RELEASE
COMMERCE ENERGY GROUP REPORTS FISCAL 2006
SECOND QUARTER FINANCIAL RESULTS
COSTA MESA, CA - March 15, 2006 - Commerce Energy Group, Inc. (AMEX: EGR), a leading U.S. electricity and natural gas marketing company, today announced results for its second quarter and six months ended January 31, 2006.
Second Quarter of Fiscal 2006 Results
The Company reported a net loss of $4.1 million, or $(0.13) per share, for the second quarter of fiscal 2006, compared with a net loss of $2.3 million, or $(0.08) per share, for the second quarter of fiscal 2005. Second quarter results of fiscal 2006 were negatively impacted by a number of factors related to the Company’s natural gas business, including abnormal winter weather conditions that led to unexpectedly high variances between forecasted and actual natural gas usage of our customers; unprecedented height and volatility in natural gas prices; and inaccuracies in determining price exposure in the Company’s natural gas portfolio resulting in a mark-to-market loss on forward natural gas supply purchases initially intended as cash flow hedges under SFAS 133.
“The second quarter was a challenging one, including large weather variances in our customers’ winter natural gas loads and unprecedented volatility in natural gas prices,” said Steven S. Boss, chief executive officer. “And while volatile energy prices and market conditions were key factors in our disappointing second quarter results, these have favorably impacted our competitive position in our markets and improved our sales growth opportunities going forward. We believe that we have corrected the issues that combined to offset an otherwise encouraging quarter of progression in the Company’s development.”
Net revenues for the second quarter of fiscal 2006 were $72.7 million, a 19% increase compared with $61.0 million for the second quarter of fiscal 2005. The higher net revenues reflect a $30.5 million increase from new markets, primarily natural gas, entered with the February 2005 acquisition of the ACN Energy assets and customers and were partly offset by a $14.7 million decrease in excess energy sales, including $9.3 million related to a sale in January 2005 of electricity forward supply contracts in Pennsylvania, and lower retail electricity sales in Michigan.

Gross profit for the second quarter of fiscal 2006 totaled $3.8 million, a 55% decrease from $8.4 million in the second quarter of fiscal 2005. For the second quarter of fiscal 2006, gross profit was comprised of $5.1 million from electricity and a loss of $1.3 million from natural gas. Gross profit from electricity for the second quarter of fiscal 2006 declined $3.3 million from the comparable quarter of fiscal 2005, reflecting the impact of the gain on sale of the Pennsylvania electricity supply contracts of $7.2 million in the second quarter of fiscal 2005 and partly offset by higher variable electricity sales prices in the second quarter of fiscal 2006. The gross margin loss in natural gas includes a mark-to-market loss of $2.7 million on supply contracts entered in December 2005, which decreased in market value due to a significant decline in natural gas prices in January 2006. The decline in market value and related loss on these contracts required mark-to-market accounting treatment under SFAS 133.
Selling and marketing expenses for the second quarter of fiscal 2006 increased $0.5 million from the comparable quarter of fiscal 2005, reflecting increased commission costs related to the ACN Energy assets. General and administrative expenses declined $3.2 million reflecting a $4.1 million decline in employment-related settlements and severance costs and lower payroll and legal expenses. These declines were partly offset by added direct costs of $1.6 million related to the acquired operations of the ACN Energy assets.
Year-to-Date Results for the Six Months Ended January 31, 2006
The Company reported a net loss of $3.9 million, or $(0.13) per share, for the six months ended January 31, 2006, compared with a net loss of $2.4 million, or $(0.08) per share, for the six months ended January 31, 2005.
Net revenues for the six months ended January 31, 2006, were $137.0 million, a 15% increase compared with $119.5 million for the six months ended January 31, 2005. The increase primarily reflects the addition of the natural gas and electric customers resulting from the Company’s February 2005 acquisition of the ACN Energy assets partly offset by lower excess energy sales.
Gross profit for the six months ended January 31, 2006 was $12.0 million, a 23% decrease from $15.6 million for the same period in fiscal 2005. The decrease was primarily due to the $7.2 million gain on the sale of the electricity supply contracts in Pennsylvania in January 2005 offset by higher electricity sale prices in California and Pennsylvania.

Selling and marketing expenses for the six months ended January 31, 2006, increased slightly from the comparable period in fiscal 2005, reflecting increased commission costs, and partly offset by lower payroll expenses. General and administrative expenses for the six months ended January 31, 2006 were $14.5 million, a $0.6 million decrease from $15.1 million for the same period in 2005. The decrease reflects a reduction in employment-related settlements and severance costs and lower personnel costs, offset in part by added direct costs related to the acquired operations of the ACN Energy assets.
Liquidity
At January 31, 2006, the Company had unrestricted cash and cash equivalents of $13.4 million and no debt. The Company does not have open lines of credit for unsecured borrowings or letters of credit. Credit terms from energy suppliers often require the Company to post collateral against its energy purchases and against its credit exposure under forward supply contracts. Any such collateral obligations are funded with available cash. As of January 31, 2006, the Company had $10.5 million in restricted cash and cash equivalents to secure supplier letters of credit and $9.9 million in deposits principally pledged as collateral in connection with energy purchase agreements.
About Commerce Energy Group, Inc.
Commerce Energy Group, Inc. (AMEX:EGR) is a leading independent U.S. electricity and natural gas marketing company, operating through its wholly owned subsidiaries, Commerce Energy, Inc. and Skipping Stone Inc. Commerce Energy, Inc. is a FERC-licensed unregulated retail marketer of natural gas and electricity to homeowners, commercial and industrial consumers and institutional customers operating in nine states. Skipping Stone is an energy consulting firm serving utilities, pipelines, merchant trading and technology companies. For more information, visit www.commerceenergygroup.com.

Contacts:	Commerce Energy Group, Inc. Investor Relations (800) 962-4655 InvestorRelations@commerceenergy.com	PondelWilkinson Inc. Cecilia Wilkinson/Wade Huckabee 310-279-5980 cwilkinson@pondel.com whuckabee@pondel.com

Forward Looking Statements
Except for historical information contained in this release, statements in this release, including those of Mr. Boss, may constitute forward-looking statements regarding the company’s assumptions, projections, expectations, targets, intentions or beliefs about future events. Words or phrases such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “will likely result,” “will continue,” “may,” “could” or similar expressions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. Commerce Energy Group, Inc. cautions that while such statements are made in good faith and the company believes such statements are based upon reasonable assumptions, including without limitation, management’s examination of historical operating trends, data contained in records, and other data available from third parties, the company cannot assure that its projections will be achieved. In addition to other factors and matters discussed from time to time in our filings with the U.S. Securities and Exchange Commission, or the SEC, some important factors that could cause actual results or outcomes for Commerce Energy Group, Inc. or its subsidiaries to differ materially from those discussed in forward-looking statements include: the volatility of the energy market, competition, operating hazards, uninsured risks, failure of performance by suppliers and transmitters, changes in general economic conditions, seasonal weather or force majeure events that adversely effect electricity or natural gas supply or infrastructure, decisions by our energy suppliers requiring us to post additional collateral for our energy purchases, increased or unexpected competition, adverse state or federal legislation or regulation or adverse determinations by regulators, including failure to obtain regulatory approvals. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, Commerce Energy Group, Inc. undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all such factors.
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(Tables Follow)

Commerce Energy Group, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended January 31,		Six Months Ended January 31,
	2006	2005	2006	2005
Net revenue	$72,654	$61,048	$137,022	$119,545
Direct energy costs	68,892	52,639	125,020	103,975

Gross profit	3,762	8,409	12,002	15,570
Selling and marketing expenses	1,228	761	1,926	1,715
General and administrative expenses	6,847	10,043	14,456	15,050

Loss from operations	(4,313)	(2,395)	(4,380)	(1,195)
Other income and expenses:
Initial formation litigation expenses	—	(162)	—	(1,601)
Interest income, net	201	215	488	406

Net Loss	$(4,112)	$(2,342)	$(3,892)	$(2,390)

Loss per common share — Basic	$(0.13)	$(0.08)	$(0.13)	$(0.08)
Loss per common share — Diluted	$(0.13)	$(0.08)	$(0.13)	$(0.08)

Weighted-average shares outstanding:
Basic	30,464	30,534	30,881	30,528

Diluted	30,464	30,534	30,881	30,528

Volume and Customer Count Data

	Three Months Ended January 31,		Six Months Ended January 31,
	2006	2005	2006	2005
Electric — Thousand kilowatt-hour (kWh)	421,000	681,000	972,000	1,456,000
Natural Gas — Dekatherms (Dth)	2,093,000	—	2,808,000	—
Customer Count	128,000	94,000	128,000	94,000
Condensed Consolidated Balance Sheets
(in thousands)

	January 31, 2006	July 31, 2005
Assets
Cash and cash equivalents	$13,380	$33,344
Accounts receivable, net	38,111	27,843
Inventory	4,079	4,561
Other current assets	8,394	3,542

Total current assets	63,964	69,290
Restricted cash and cash equivalents	10,479	8,222
Deposits	9,939	11,347
Property and equipment, net	2,857	2,007
Goodwill, intangible and other assets	11,240	11,766

Total assets	$98,479	$102,632

Liabilities and stockholders’ equity
Accounts payable	$23,230	$25,625
Accrued liabilities	11,966	6,946

Total current liabilities	35,196	32,571
Total stockholders’ equity	63,283	70,061

Total liabilities and stockholders’ equity	$98,479	$102,632

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